Exhibit 99.1

                                     Contact:    William J. Small
                                                 Chairman, CEO & President
                                                 First Defiance Financial Corp.
                                                 Phone: (419) 782-5015
                                                 Email: bsmall@first-fed.com


                 FIRST DEFIANCE FINANCIAL CORP. ANNOUNCES CHARGE
                     FOR SETTLEMENT OF CONTINGENT LIABILITY

Defiance, OH (October 14, 2004)--First Defiance Financial Corp. (NASDAQ: FDEF) announced today that it has resolved the contingent liability related to the 2002 sale of its Leader Mortgage Company subsidiary. After considering contingency reserves already recorded by First Defiance, the settlement will result in a pretax charge of $1.9 million which will be recorded in the 2004 third quarter. After tax, the charge amounts to $1.25 million or $.20 per share.

"We are pleased to have reached a settlement in this matter," said William J. Small, First Defiance's Chairman, President and Chief Executive Officer. "I want to stress that this in no way relates to any of our existing operations and will not have any impact on our operating results going forward. We previously recognized an after-tax gain from the sale of Leader of $7.7 million or $1.16 per share so even with the recognition of this item, we are still satisfied with that transaction."

About First Defiance Financial Corp.
First Defiance Financial Corp., headquartered in Defiance, OH, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments. First Federal operates 19 full service branches, and 25 ATM locations in northwest Ohio. First Insurance and Investments is the largest property and casualty insurance company in the Defiance, OH area and specializes in life and group health insurance and financial planning. For more information, visit the company's Web site at www.fdef.com.